Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF AMICUS THERAPEUTICS, INC.

FIRST

The name of the corporation is Amicus Therapeutics, Inc., (the “Company”).

SECOND

The Company’s registered office in the State of Delaware is located at 251 Little Falls Drive, City of Wilmington, County of New Castle, 19808. Its registered agent at such address is Corporation Service Company.

THIRD

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (“DGCL”) or any successor statute.

FOURTH

The total number of shares of stock that the Company shall have authority to issue is 100 shares of capital stock, all of which shall be designated Common Stock, having a par value of $0.001 per share.

FIFTH

The following provisions are inserted for the management of the business and the conduct of the affairs of the Company, and for further creation, definition, limitation and regulation of the powers of the Company and its directors, officers and stockholders:

(1) The business and affairs of the Company shall be managed by or under the direction of the Board of Directors of the Company (the “Board of Directors”).

(2) The Board of Directors is expressly authorized to make, adopt, alter, amend, change, add to or repeal the bylaws of the Company (the “Bylaws”), without any action on the part of the stockholders, but the stockholders may make additional bylaws and may alter, amend or repeal any bylaw whether adopted by them or otherwise.  The Company may in its bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

(3) The number of directors of the Company shall be as from time to time fixed by, or in the manner provided in, the Bylaws. Election of directors need not be by written ballot unless the Bylaws shall so provide.

(4) No director or officer of the Company shall be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article FIFTH shall not eliminate or limit the liability of a director or officer, to the extent such liability is provided by applicable law, (i) for any breach of the director or officer’s duty of loyalty to the Company or its stockholders, (ii) for a director’s or officer’s acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) of a director pursuant to Section 174 of the DGCL, (iv) for any transaction from which the director or officer derived an improper personal benefit or (v) of an officer in any action by or in the right of the corporation.  Any amendment, repeal or modification of this Article FIFTH shall not adversely affect any right or protection of such director or officer of the Company existing at the time of such amendment, repeal or modification with respect to acts or omissions occurring prior to such amendment, repeal or modification.

(5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any bylaws adopted by the stockholders; provided, however, that no bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such bylaws had not been adopted.

SIXTH

Meetings of the stockholders may be held within or outside the State of Delaware, as the Bylaws may provide.  The books of the Company may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or imposed by other provisions of this Certificate of Incorporation, the Bylaws, the DGCL, or other applicable law, or by any contract or agreement to which the Company is or may become a party.

SEVENTH

The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this express reservation.